UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to §240.14a-12
RXi Pharmaceuticals Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

60 Prescott Street
Worcester, Massachusetts 01605

June 16, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of RXi Pharmaceuticals Corporation. The meeting will be held at the Company’s offices at 60 Prescott Street, Worcester, Massachusetts, at 10:00 A.M., local time, on Friday, July 18, 2008.

The Notice of Meeting and the Proxy Statement on the following pages cover the formal business of the meeting. At the Annual Meeting, I will also report on RXi’s current operations and will be available to respond to questions from stockholders.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. I urge you, therefore, to complete, sign, date and return the enclosed proxy card (or use telephone or internet voting procedures, if offered by your broker) even if you plan to attend the meeting.

I hope you will join us.

Sincerely,

Tod M. Woolf, Ph.D.
President and Chief Executive Officer

60 Prescott Street
Worcester, Massachusetts 01605

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 18, 2008

Notice is hereby given to the holders of common stock, $.0001 par value per share, of RXi Pharmaceuticals Corporation that the Annual Meeting of Stockholders will be held on Friday, July 18, 2008 at the Company’s offices at 60 Prescott Street, Worcester, Massachusetts, 01605, at 10:00 A.M., local time, for the following purposes:

(1) To elect one director to serve until the 2011 Annual Meeting of Stockholders;

(2) To ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

(3) To consider and act on a proposal to approve an amendment to the 2007 Incentive Plan; and

(4) To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only those stockholders of record at the close of business on June 5, 2008 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

By Order of the Board of Directors,

Stephen J. DiPalma
Corporate Secretary

June 16, 2008

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE (OR USE TELEPHONE OR INTERNET VOTING PROCEDURES, IF AVAILABLE THROUGH YOUR BROKER). IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON.

60 Prescott Street
Worcester, Massachusetts 01605
To Be Held July 18, 2008

PROXY STATEMENT

This Proxy Statement is furnished to holders of common stock, $.0001 par value per share, of RXi Pharmaceuticals Corporation, a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2008 Annual Meeting of Stockholders to be held at the Company’s offices at 60 Prescott Street, Worcester, Massachusetts 01605, at 10:00 A.M., local time, on Friday, July 18, 2008, and at any postponement or adjournment thereof. This Proxy Statement and the accompanying proxy card are first being mailed to our stockholders on or about June 18, 2008.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters referred to in the attached Notice of Meeting and described in detail in this Proxy Statement, which are the election of directors, the ratification of our appointment of independent accountants and a proposal to amend the 2007 Incentive Plan. In addition, management will report on our performance during fiscal 2007 and respond to appropriate questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on June 5, 2008 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

What constitutes a quorum?

Our Bylaws provide that the presence, in person or by proxy, at our Annual Meeting of the holders of a majority of outstanding shares of our common stock will constitute a quorum for the transaction of business.

For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” will be counted as present. Shares represented by proxies that include so-called broker non-votes also will be counted as shares present for purposes of establishing a quorum. On the record date, there were 12,684,432 shares of our common stock issued and outstanding, exclusive of treasury shares.

What are the voting rights of the holders of our common stock?

Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will have the same effect as a vote “Against” the proposal to approve the amendment to our 2007 Incentive Plan.

What Vote Is Required For The Proposal?

The following votes are required with respect to the proposals.

•	For the election of directors, the candidate receiving the greatest number of affirmative votes (a “plurality vote”) of the votes attached to shares of common stock will be elected.

•	For the approval of Proposal II, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required.

•	For the approval of Proposal III, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required.

An automated system administered by the Company’s transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an officer of the Company will tabulate votes cast in person at the Annual Meeting.

What are the Board’s recommendations?

The recommendations of our Board of Directors are set forth together with the description of each Proposal in this Proxy Statement. In summary, our Board of Directors recommends a vote:

•	“FOR” election of the directors named in this Proxy Statement as described in Proposal I;

•	“FOR” ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for fiscal 2008 as described in Proposal II;

•	“FOR” approval of the amendment of the 2007 Incentive Plan as described in Proposal III.

Proxies

If the enclosed proxy card is executed, returned in time and not revoked, the shares represented thereby will be voted at the Annual Meeting and at any postponement or adjournment thereof in accordance with the directions indicated on the proxy card. IF NO DIRECTIONS ARE INDICATED, PROXIES WILL BE VOTED “FOR” ALL PROPOSALS DESCRIBED IN THIS PROXY STATEMENT AND, AS TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE SOLE DISCRETION OF THE PROXIES.

A stockholder who returns a proxy card may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting to us a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: RXi Pharmaceuticals Corporation, 60 Prescott Street, Worcester, Massachusetts 01605, Attention: Corporate Secretary.

PROPOSAL I
ELECTION OF DIRECTORS

Our board of directors currently is comprised of five members, who are divided into three classes. Each director will serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected, except that the initial director in Class I, Tod Woolf, will serve for a term ending on the date of the annual meeting in 2008, the initial directors in Class II, Mark J. Ahn and Stephen S. Galliker, will serve for a term ending on the date of the annual meeting in 2009, and the initial directors in Class III, Sanford J. Hillsberg and Steven A. Kriegsman, will serve for a term ending on the date of the annual meeting in 2010, with each director to hold office until his or her successor is duly elected and qualified. The term of the one director in Class I expires at this Annual Meeting.

The following is information concerning the nominees for election or directors, as well as the directors whose terms of office will continue after the Annual Meeting. Each director’s age is indicated in parentheses after his name.

Current Nominee

We believe that the nominee will be available and able to serve as a director. In the event that the nominee is unable or unwilling to serve, the proxy holders will vote the proxies for such other nominee as they may determine.

Class I — Nominees to Serve as Director Until the 2011 Annual Meeting

Tod M. Woolf, Ph.D. (44) has been our President and Chief Executive Officer and a director since 2007. Dr. Woolf has 20 years of experience developing and commercializing innovative biomedical technologies. He previously worked at numerous biotechnology companies including Ribozyme Pharmaceuticals (now Sirna Therapeutics), where he co-developed a number of lead therapeutic RNA compounds and developed Genbloctm RNA technology, which was spun out to create Atugen (now called Silence Therapeutics). In 1996 he founded and served as Chief Executive Officer of Sequitur, an RNAi company acquired by Invitrogen Corporation in 2003. At Sequitur, Dr. Woolf co-invented and commercialized Stealthtm RNAi, one of the most widely used second-generation RNAi research products. Also at Sequitur, he established collaborations with over a dozen major pharmaceutical companies. From 2003 through 2006, Dr. Woolf was an advisor to Invitrogen and more recently has served as an advisor to Signet Laboratories prior to its acquisition by Covance, and has advised ProNai and Praecis Pharmaceuticals. Furthermore, beginning in 2004, Dr. Woolf has served as the President and owner of IPIFINI, Inc., a consulting company focused on technology development and from 2006 to 2007, Dr. Woolf acted as a consultant to CytRx Corporation with a focus on strategic advising in relation to its RNAi assets. Dr. Woolf earned his Masters and Ph.D. in Cellular and Development Biology at Harvard University from 1987 through 1991, where he performed work in the then-nascent field of RNA therapeutics.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE FOR
ELECTION AS DIRECTOR.

Continuing Directors

The following is a description of the directors in Class II and Class III directors whose terms of office will continue after the Annual Meeting.

Class II — Term Expiring at the 2009 Annual Meeting

Mark J. Ahn, Ph.D. (45) has been one of our directors since 2007. Dr. Ahn is Professor and Chair, Science & Technology Management with a joint appointment from the faculties of Commerce & Administration and Science, Victoria University of Wellington. He is also a Principal of Pukana Partners, Ltd., a strategic consulting firm. Prior to that he was founder, President and Chief Executive Officer and a member of the Board of Directors for Hana Biosciences from 2003 to 2007. Prior to joining Hana, he served as Vice President, Hematology and corporate officer at Genentech, Inc. where he was responsible for commercial and clinical development of the Hematology franchise from 2001 through 2003. Dr. Ahn was also employed by Amgen and Bristol-Myers Squibb Company, holding a series of positions of increasing responsibility in strategy, general management, sales and marketing, business development, and finance. He also serves on the Board of Directors of Access Pharmaceuticals. Dr. Ahn received a BA and MBA from Chaminade University, where he currently serves on the Board of Governors. He was a graduate fellow in Economics at Essex University, and has a Ph.D. from the University of South Australia. Dr. Ahn is a Henry Crown Fellow at the Aspen Institute.

Stephen S. Galliker (61) has been one of our directors since 2007. Mr. Galliker has served as the Executive Vice President, Finance and Administration, and Chief Financial Officer of Dyax Corp. since 1999. From 1996 to 1999, Mr. Galliker was the Chief Financial Officer of Excel Switching Corporation, a developer and manufacturer of open switching platforms for telecommunications networks, and was Excel’s Vice President, Finance and Administration from 1997 to 1999. From 1992 to 1996, Mr. Galliker was employed by Ultracision, Inc., a developer and manufacturer of ultrasonically powered surgical instruments, where he served as Chief Financial Officer and Vice President of Finance until 1995, when he became Ultracision’s Chief Operating Officer. Mr. Galliker is also a director of Osteotech, Inc., a medical device company. Mr. Galliker is a Certified Public Accountant and received a B.S. from Georgetown University and an M.B.A. from the University of Chicago.

Class III — Term Expiring at the 2010 Annual Meeting

Sanford J. Hillsberg (59) has been the Chairman of our board of directors since 2007. Mr. Hillsberg has been an attorney with Troy & Gould Professional Corporation since 1976 and is a member of the firm’s Management Committee. Mr. Hillsberg was a founder and until December 2007, served as a director and Secretary of ImmunoCellular Therapeutics, Ltd., a publicly-held biopharmaceutical company formed to develop cellular therapies, including dendritic cell-based vaccines for the treatment of brain and other cancers, and its predecessor company since February 2004. Mr. Hillsberg has also served as a director of Tempra Technology, Inc., a thermal research and development company, since 1997. Mr. Hillsberg served as a director and Secretary of Duska Therapeutics, Inc., a publicly-held biopharmaceutical company, and its predecessor company from 1999 until January 2006. He previously served as a director and Vice President of Medco Research, Inc., a then publicly-held pharmaceutical company. Mr. Hillsberg is a member of the Board of Governors of Cedars-Sinai Medical Center and has also previously served as a Commissioner of the Quality and Productivity Commission of the City of Los Angeles. Mr. Hillsberg holds a B.A. degree from the University of Pennsylvania and a J.D. degree from Harvard Law School. Troy & Gould, including Mr. Hillsberg, has represented CytRx, our largest shareholder, since 2003.

Steven A. Kriegsman (66) has been one of our directors since 2006. Mr. Kriegsman has been a director and the President and Chief Executive Officer of CytRx since July 2002. He previously served as Director and Chairman of Global Genomics from June 2000 until July 2002. Mr. Kriegsman is the Chairman of the Board and Founder of Kriegsman Capital Group LLC, a financial advisory firm specializing in the development of alternative sources of equity capital for emerging growth companies in the healthcare industry. He has advised such companies as SuperGen Inc., Closure Medical Corporation, Novoste Corporation, Miravant Medical Technologies and Maxim Pharmaceuticals. Mr. Kriegsman has a B.S. degree with honors from New York University in Accounting and completed the Executive Program in Mergers and Acquisitions at New York University, The Management Institute. Mr. Kriegsman was formerly a Certified Public Accountant with KPMG in New York City. From June 2003 until February 2008, he served as a Director, and he is the former Chairman of the Audit Committee of Bradley Pharmaceuticals, Inc. In February 2006, Mr. Kriegsman received the Corporate Philanthropist of the Year Award from the Greater Los Angeles Chapter of the ALS Association and in October 2006, he received the Lou Gehrig Memorial Corporate Award from the Muscular Dystrophy Association. Mr. Kriegsman has been active in various charitable organizations including the Biotechnology Industry Organization, the ALS Association, the Los Angeles Venture Association, the Southern California Biomedical Council, and the Palisades-Malibu YMCA.

Meetings of the Board of Directors and Committees

Board of Directors.  The property, affairs and business of RXi are conducted under the general supervision and management of our Board of Directors as called for under the laws of Delaware and our Bylaws. Our Board of

Directors has established a standing Audit Committee, Compensation Committee, and Nomination and Governance Committee.

The Board of Directors held 11 meetings during 2007. All directors were in attendance for all 11 meetings. Board agendas include regularly scheduled executive sessions for the independent directors to meet without management present. In 2007, the independent directors met four times in executive session.

Director Independence.  Our Board of Directors has determined that Messrs. Hillsberg, Ahn, and Galliker each are “independent” under the current independence standards of both the NASDAQ Capital Market and the Securities and Exchange Commission, or SEC, and have no material relationships with us (either directly or as a partner, shareholder or officer of any entity) that could be inconsistent with a finding of their independence as members of our Board of Directors or as the members of our Audit Committee. Our Board of Directors also has determined that Mr. Galliker, one of the independent directors serving on our Audit Committee, is an “audit committee financial expert” as defined by SEC rules.

The following table provides information concerning the current membership of our Board committees(1):

Nomination and
	Class of	Audit	Compensation	Governance
Name	Directors(1)	Committee	Committee	Committee

Sanford J. Hillsberg	III	x		x
Tod M. Woolf, Ph.D.	I
Mark J. Ahn, Ph.D.(4)	II	x	x	x
Stephen S. Galliker(2)	II	x	x	x
Steven A. Kriegsman(3)	III		x

(1)	Class I directors serve until the 2008 Annual Meeting of Stockholders, Class II directors serve until the 2009 Annual Meeting of Stockholders and Class III directors serve until the 2010 Annual Meeting of Stockholders.

(2)	Mr. Galliker is the Chairman of the Audit Committee.

(3)	Mr. Kriegsman is Chairman of the Compensation Committee.

(4)	Dr. Ahn is Chairman of the Nominating and Corporate Governance Committee.

Audit Committee.  Our Board of Directors has determined that each of the current members of the Audit Committee are “independent” under the current independence standards of the Nasdaq Capital Market. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of our financial statements and reports.

•	The independent registered public accounting firm’s qualifications and independence.

•	The performance of our internal audit function and independent auditors.

The Audit Committee reviews our financial structure, policies and procedures, appoints the outside independent registered public accounting firm, reviews with the outside independent registered public accounting firm the plans and results of the audit engagement, approves permitted non-audit services provided by our independent registered public accounting firm, reviews the independence of the auditors and reviews the adequacy of our internal accounting controls. The Audit Committee’s responsibilities also include oversight activities described below under the “Report of the Audit Committee.”

The Audit Committee has discussed with the outside independent registered public accounting firm the auditors’ independence from management and RXi, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of permitted non-audit services with the auditors’ independence. The Audit Committee operates pursuant to a written charter, which is available on our website, www.rxipharma.com.

The Audit Committee held five meetings during 2007.

Set forth below is the Audit Committee Report.

The following Report does not constitute soliciting material and should not be considered or deemed filed, or incorporated by reference into any filing, by us with the SEC, except to the extent we specifically incorporate this Report by reference.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of RXi’s financial statements and reports.

•	The independent auditors’ qualifications and independence.

•	The performance of RXi’s independent auditors.

The Audit Committee operates under a written charter adopted by the Board of Directors on July 11, 2007.

The Audit Committee’s primary duties and responsibilities are to:

•	appoint, oversee and replace, if necessary, the independent auditor.

•	to assist the board of directors’ oversight of the preparation of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditor.

•	to prepare the report the SEC rules require to be included in our annual proxy statement.

•	Resolve disagreements between management and the auditor regarding financial reporting.

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating RXi’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of RXi’s financial statements and the ethics programs when established by RXi management and the Board of Directors. The Audit Committee has the sole authority (subject, if applicable, to stockholder ratification) to appoint or replace the outside auditors and is directly responsible for determining the compensation of the independent auditors.

The Audit Committee must pre-approve all auditing services and all permitted non-auditing services to be provided by the outside auditors. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the auditors’ independence and there are costs or other efficiencies in obtaining such services from the auditors as compared to other possible providers. During 2007, the Audit Committee approved all of the non-audit services proposals submitted to it.

The Audit Committee met five times during 2007. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all of RXi’s books, records, facilities and personnel, and to retain its own legal counsel and other advisers as it deems necessary or appropriate.

As part of its oversight of RXi’s financial statements, the Audit Committee reviews and discusses with both management and its outside auditors RXi’s interim financial statements and annual audited financial statements that are included in RXi’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, respectively. RXi management advised the Audit Committee in each case that all such financial statements were prepared in accordance with generally accepted accounting principles and reviewed significant accounting issues with the Audit Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended by SAS No. 90 (Communication with Audit Committees).

The Audit Committee retained BDO Seidman, LLP to audit RXi’s financial statements for 2007. The Audit Committee also has selected BDO Seidman, LLP as RXi’s independent auditors for 2008.

The Audit Committee discussed with BDO Seidman, LLP, which audited RXi’s annual financial statements for 2007, matters relating to its independence, including a review of audit and non-audit fees and the letter and written disclosures made by BDO Seidman, LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

In addition, the Audit Committee reviewed initiatives aimed at strengthening the effectiveness of RXi’s internal control structure. As part of this process, the Audit Committee continued to monitor and review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all of these reviews and discussions into account, the Committee recommended to the Board of Directors that the Board approve the inclusion of RXi’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC.

Respectfully submitted,

Audit Committee:

Stephen S. Galliker, Chairman
Sanford J. Hillsberg
Mark J. Ahn, Ph.D.

Compensation Committee.  The Compensation Committee is authorized to review and make recommendations to the full Board of Directors relating to the annual salaries and bonuses of our officers and to determine in it sole discretion all grants of stock options, the exercise price of each option, and the number of shares to be issuable upon the exercise of each option under our various stock option plans. The Committee also is authorized to interpret our stock option plans, to prescribe, amend and rescind rules and regulations relating to the plans, to determine the term and provisions of the respective option agreements, and to make all other determinations deemed necessary or advisable for the administration of the plans. As indicated above with respect to service on our Audit Committee, our Board of Directors has determined that each of Messr. Galliker and Dr. Ahn, are “independent” under the current independence standards of the NASDAQ Capital Market. We are relying upon the phase-in compliance period provided in Rule 4350(a)(5) of the NASDAQ Capital Market for Mr. Kriegsman’s membership on the Compensation Committee.

The Compensation Committee operates pursuant to a written charter, which is available on our website, www.rxipharma.com.

The Compensation Committee held six meetings during 2007.

Nomination and Governance Committee.  The Nomination and Governance Committee assists our Board of Directors in discharging its duties relating to corporate governance and the compensation and evaluation of the Board. The Nomination and Governance Committee operates pursuant to a written charter, which is available on our website, www.rxipharma.com.. As indicated above with respect to service on our Audit Committee, our Board of Directors has determined that each of the current members of the Nomination and Governance Committee, Dr. Ahn and Messrs. Hilsberg and Galliker, are “independent” under the current independence standards of the NASDAQ Capital Market.

The principal responsibilities of the Nomination and Governance Committee include:

•	identify individuals qualified to become members of the board of directors.

•	select, or recommend that the board of directors select, the director nominees for the next annual meeting of stockholders.

•	develop and recommend to the board of directors a set of applicable corporate governance principles.

•	oversee the evaluation of the board of directors and its dealings with management and appropriate committees of the board of directors.

The Nominating and Governance Committee also established a policy under which stockholders may recommend a candidate for consideration for nomination as a director, articulating expectations to each director, reviewing practices and policies with respect to directors, reviewing functions, duties and composition of the committees of the board of directors, reviewing polices with respect to significant issues of corporate public responsibility, recommending processes for annual evaluations of the performance of the board of directors and Chief Executive Officer, reporting questions of possible conflicts of interest of board members and overseeing the maintenance and presentation to the board of directors of management’s plans for succession to senior management positions. The members of the Nominating and Governance Committee are Dr. Ahn (chair), Mr. Galliker and Mr. Hillsberg. We believe that each member satisfies the requirements, including independence, as established by the Rules of the NASDAQ Capital Market.

The Nomination and Governance Committee held one meeting in 2007.

The Nomination and Governance Committee has not established any specific minimum qualifications for director candidates or any specific qualities or skills that a candidate must possess in order to be considered qualified to be nominated as a director.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. In making its nominations, our Nomination and Governance Committee generally will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

Transactions with Related Persons

General

Our Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons, in accordance with its Charter and NASDAQ Marketplace Rules. We had various transactions with CytRx Corporation, our largest shareholder, in 2007.

Arrangements with CytRx Corporation

We were incorporated in April 2006 by CytRx and four founding members of our scientific advisory board for the purpose of pursuing the development or acquisition of RNAi-related technologies and assets. We have entered into the following agreements with CytRx.

Contribution Agreements of January 8, 2007 and April 30, 2007

On January 8, 2007, we entered into a contribution agreement with CytRx under which CytRx assigned and contributed to us substantially all of its RNAi-related technologies and assets. The assigned assets consisted primarily of CytRx’s licenses from University of Massachusetts Medical School (UMMS) and from the Carnegie Institution of Washington relating to fundamental RNAi technologies, as well as equipment situated at CytRx’s Worcester, Massachusetts, laboratory. In connection with the contribution, we assumed primary responsibility for all payments to UMMS and other obligations under the licenses and other assets contributed to us and issued to CytRx 7,040,318 shares of our common stock at approximately $2.45 per share, which represented approximately 85% of our outstanding shares of common stock immediately following the issuance. The number of shares of our common stock issued to CytRx and the price at which such shares were sold was determined as a result of negotiations among our management (comprised at that time of Dr. Woolf and Mr. Warren), CytRx and our other founding shareholders regarding the relative share ownership of CytRx and any other founding shareholder following the contribution, and did not necessarily bear any relation to the fair value of the RXi assets or of our common stock. For a discussion of the valuation for financial accounting purposes of our assets and the fair market value of our shares as of January 8, 2007, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Critical Accounting Policies and Estimates — Valuation of Common Stock.” The actual fair market value of the contributed technologies and assets may be different. The cost to CytRx of the contributed assets acquired by CytRx during the period starting January 8, 2005, through January 1, 2007, was approximately $277,600. These contributed assets consist of payments for licenses of intellectual properties, property and furniture but excludes payments for sponsored research agreements, legal costs to acquire intellectual properties and other research and development expenses related to RNAi during the period.

On April 30, 2007, we entered into a contribution agreement with CytRx under which CytRx contributed to us $17.0 million in exchange for 3,273,292 shares of our common stock. We used $2.0 million of this amount to reimburse CytRx for the estimated amount of expenses that had been incurred by CytRx as of April 30, 2007 pursuant to the January 8, 2007 reimbursement agreement described above. We agreed in this contribution agreement that the actual amount of such expenses incurred by CytRx would be subsequently determined and that, to the extent the actual expenses were greater or less than $2.0 million, we would issue to CytRx additional shares of our common stock, or CytRx would return to us for cancellation some number of its shares of our common stock, as the case may be, utilizing the same valuation of our shares used in determining the number of shares issued to CytRx pursuant to this contribution agreement. In September 2007, the actual expenses incurred by CytRx were finally determined to be approximately $3.0 million, and on September 25, 2007, we issued to CytRx 188,387 shares of our common stock as reimbursement of the excess expenses.

The number of shares of our common stock issued to CytRx pursuant to the April 30, 2007 contribution agreement was determined based upon a “pre-money” valuation of RXi of approximately $45.0 million, or approximately $5.00 per share; however, the actual fair value of our common stock may be different than $5.00 per share. This valuation was determined as a result of negotiations between CytRx and our management based, in part, upon the further valuation advice from the third-party valuation advisor originally retained by management of CytRx in connection with the January 8, 2007 contribution of assets and assuming the issuance of 462,112 shares to UMMS which we had already committed to issue by this date pursuant to our license agreements with them.

As a result of the distribution and award of our shares by CytRx described in our Registration Statement on Form S-1 that became effective on February 14, 2008, CytRx’s ownership of our common stock went from 86% to 49%.

Reimbursement Agreements

On January 8, 2007, we also entered into a letter agreement with CytRx under which we agreed to reimburse CytRx, following our initial funding, for all organizational and operational expenses incurred by CytRx in connection with our formation and initial operations, and to bear or reimburse CytRx for an allocable share of any investment banking fees, placement agent fees and other offering expenses incurred by CytRx in connection with our fundraising activities. In connection with the April 30, 2007 contribution agreement with CytRx described below in this section under “Contribution Agreement of April 30, 2007,” we reimbursed CytRx in accordance with this letter agreement. There are no further payments or obligations owed in accordance with this letter agreement.

On December 27, 2007, we entered into a letter agreement with CytRx under which we and CytRx agreed to a “fee-sharing” arrangement for expenses arising from the preparation of the registration statement that included the Distribution and Award prospectuses, and our application for the listing of our common stock on the NASDAQ Capital Market. Pursuant to this agreement, we agreed to reimburse CytRx an amount equal to the sum of (i) $30,000 plus (ii) 50% of the total relevant fees and expenses paid by CytRx to certain financial services professionals, including BDO Seidman, LLP. The total amount of the expenses to be reimbursed to CytRx as of December 31, 2007 is approximately $207,000. Also under this agreement CytRx agreed to reimburse us 50% of the total relevant fees and expenses paid by us to our financial printer, our transfer agent and our legal counsel. No reimbursements have yet been made pursuant to this letter agreement.

Stockholder and Preemptive Rights Agreement

On February 15, 2007, we entered into a letter agreement with CytRx and certain of our current stockholders. Under the stockholders agreement, we agreed to grant to CytRx preemptive rights to acquire any new securities, as defined therein, that we propose to sell or issue so that CytRx may maintain its percentage ownership of us. The preemptive rights will become effective if CytRx owns at any time less than 50% of our outstanding shares of common stock, and will expire on January 8, 2012, or such earlier time at which CytRx owns less than 10% of our outstanding common stock. Under this letter agreement, CytRx also undertakes to vote its shares of our stock in the election of our directors and dispose of their shares of our stock in accordance with the terms of its letter agreement with UMMS described above. CytRx has further agreed in this letter agreement to approve of actions that may be adopted and recommended by our board of directors to facilitate any future financing.

Transactions between us and one or more related persons may present risks or conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics requires all employees, officers and directors to avoid activities or relationships that conflict, or may be perceived to conflict, with our interests or adversely affect our reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate so long as there is full disclosure of the interest of the related parties in the transaction and review and approval by disinterested directors to ensure there is a legitimate business reason for the transaction and that the transaction is fair to us and our stockholders.

As a result, the procedures followed by the Audit Committee to evaluate transactions with related persons require:

•	that all related person transactions, all material terms of the transactions, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction must be communicated to the Audit Committee; and

•	that all related person transactions, and any material amendment or modification to any related person transaction, be reviewed and approved or ratified by the Audit Committee, as required by NASDAQ Marketplace Rules.

Our Audit Committee will evaluate related person transactions based on:

•	information provided by members of our board of directors in connection with the required annual evaluation of director independence;

•	pertinent responses to the Directors’ and Officers’ Questionnaires submitted periodically by our officers and directors and provided to the Audit Committee by our management;

•	background information on nominees for director provided by the Nominating and Corporate Governance Committee of our board of directors; and

•	any other relevant information provided by any of our directors or officers.

In connection with its review and approval or ratification, if appropriate, of any related person transaction, our Audit Committee is to consider whether the transaction will compromise standards included in our Code of Ethics. In the case of any related person transaction involving an outside director or nominee for director, the Audit Committee also is to consider whether the transaction will compromise the director’s status as an independent director as prescribed in the NASDAQ Marketplace Rules.

All of our related person transactions will be disclosed in our filings with the SEC in accordance with SEC rules.

Stockholder Recommendations of Director Candidates

The policy of the Nomination and Governance Committee is that a stockholder wishing to submit recommendations for director candidates for consideration by the Nomination and Governance Committee for election at an annual meeting of shareholders must do so in writing to the Secretary. Such recommendations must be received at our principal executive offices not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting of the stockholders. The written recommendation must include the following information:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration.

•	The name and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	Information regarding the candidate’s qualifications to be a director.

•	The number of shares of our common stock, if any, owned either beneficially or of record by the candidate and the length of time such shares have been so owned.

•	The written consent of the candidate to serve as a director if nominated and elected.

•	Information regarding any relationship or understanding between the proposing stockholder and the candidate.

•	A statement that the proposed candidate has agreed to furnish us all information as we deem necessary to evaluate such candidate’s qualifications to serve as a director.

As to the stockholder giving the notice, the written recommendation must state the name and address of the stockholder and the number of shares of our common stock which are owned beneficially or of record by the shareholder.

Any recommendations in proper form received from stockholders will be evaluated in the same manner that potential nominees recommended by our Board members or management are evaluated.

Stockholder Nominations of Directors

Our Bylaws specify the procedures by which stockholders may nominate director candidates directly, as opposed to merely recommending a director candidate to the Nomination and Governance Committee as described above. Any stockholder nominations must comply with the requirements of our Bylaws and should be addressed to: Corporate Secretary, RXi Pharmaceuticals Corporation, 60 Prescott Street. Worcester, Massachusetts 01605.

Stockholder Communication with Board Members

Stockholders who wish to communicate with our Board members may contact us by telephone, facsimile or regular mail at our principal executive office. Written communications specifically marked as a communication for our Board of Directors, or a particular director, except those that are clearly marketing or soliciting materials, will be forwarded unopened to the Chairman of our Board, or to the particular director to which they are addressed, or presented to the full Board or the particular director at the next regularly scheduled Board meeting. In addition, communications sent to us via telephone or facsimile for our Board of Directors or a particular director will be forwarded to our Board or the director by an appropriate officer.

Board Member Attendance at Annual Meetings

Our Board of Directors has no formal policy regarding attendance of directors at our annual stockholder meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and any person who owns more than 10% of our outstanding shares of common stock are required under Section 16(a) of the Securities Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of those reports. Based solely on our review of copies of reports we have received and written representations from certain reporting persons, we believe that our directors and executive officers and greater than 10% shareholders for 2007 complied with all applicable Section 16(a) filing requirements.

Beneficial Owners of More Than Five Percent of RXi’s Common Stock; Shares Held by Directors and Executive Officers

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of May 31, 2008 by (1) each person who is known by us to beneficially own more than five percent of the common stock; (2) each director; (3) the named executive officers listed in the Summary Compensation Table under the caption “Executive Compensation”; and (4) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the SEC rules. Shares of common stock subject to warrants or options that are presently exercisable, or exercisable within 60 days of May 31, 2008, which are indicated by footnote, are deemed outstanding in computing the percentage ownership of the person holding the warrants or options, but not in computing the percentage ownership of any other person. The percentage ownership reflected in the table is based on 12,684,432 shares of our common stock outstanding as of May 31, 2008. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock shown, subject to applicable community property laws. An asterisk represents beneficial ownership of less than 1%.

	Amount and Nature	Percentage of
	of Beneficial	Outstanding
Name of Beneficial Owner	Ownership	Shares

CytRx Corporation(1)	6,268,861	49.4%
Tod Woolf, Ph.D.(2)	126,720	*
Stephen J. DiPalma(3)	19,964	*
James Warren(4)	66,045	*
Pamela Pavco, Ph.D.(5)	48,024	*
Dmitry Samarsky, Ph.D.(6)	27,809	*
Mark J. Ahn, Ph.D.(7)	85,000	*
Stephen S. Galliker(7)	85,000	*
Sanford J. Hillsberg(7)(8)	85,000	*
Steven A. Kriegsman(9)	284,584	2.2%
All executive officers and directors as a group — 9 person(10)	828,146	6.3%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	The address for CytRx is 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049.

(2)	Consists of 126,720 shares of common stock underlying stock options exercisable within 60 days of June 1, 2008.

(3)	Consists of 19,964 shares of common stock underlying stock options exercisable within 60 days of June 1, 2008.

(4)	Mr. Warren exercised his option to purchase 66,045 shares of common stock on November 30, 2007 for a total purchase price of $330,225.

(5)	Consists of 48,024 shares of common stock underlying stock options exercisable within 60 days of June 1, 2008.

(6)	Includes 27,809 shares of common stock underlying stock options exercisable within 60 days of June 1, 2008.

(7)	Includes 75,000 shares of common stock underlying stock options exercisable within 60 days of June 1, 2008.

(8)	The shares shown do not include shares owned by Troy & Gould Professional Corporation.

(9)	Includes 75,000 shares of common stock underlying stock options and exercisable within 60 days of June 1, 2008. Mr. Kriegsman is the CEO and a director of CytRx, but acting alone, he has neither voting nor investment power with respect to the shares beneficially owned by CytRx. As a result, Mr. Kriegsman disclaims beneficial ownership of such shares.

(10)	Includes 522,517 shares of common stock underlying stock options exercisable within 60 days of March 1, 2008.

Executive Officers of RXi Pharmaceuticals Corporation

Set forth below is information regarding our current executive officers (other than information relating to Tod M. Woolf, Ph.D., our President and Chief Executive Officer, which is set forth above under “Continuing Directors”). Each officer’s age is indicated in parentheses after his name.

Stephen J. DiPalma, MBA (49) has been our Chief Financial Officer since September 2007. Mr. DiPalma has over twenty years of broad experience with emerging life science companies. He was founder, President and CEO of Catalyst Oncology, Inc., a specialty diagnostic company, from 2004 until its recent merger with a public diagnostics company. From 2002 to 2004, Mr. DiPalma was the Chief Financial Officer for Milkhaus Laboratories, a drug development company, and from 1998 to 2002, he was Chief Financial Officer for Phytera, Inc., an international biotech company involved in natural products-based drug discovery. Prior to Phytera, Mr. DiPalma was the Chief Financial Officer at Aquila Biopharmaceuticals, a public biotechnology company. From 1988 to 1995, he was the co-founder and Chief Financial Officer at Athena Diagnostics, a specialty diagnostic testing firm in the neurology field that subsequently merged with a public biotech company. Mr. DiPalma began working in the healthcare industry in 1985 in financial positions for a subsidiary of Baxter International. Mr. DiPalma earned an MBA from Babson College and holds a BS in finance and information systems from the University of Massachusetts. He has also serves on the Board of Directors of Neuroptix Corporation.

Dmitry Samarsky, Ph.D. (41) has been our Vice President of Technology and Business Development since June 2007. From 2005 through 2007, Dr. Samarsky was with Dharmacon, Inc. (now part of ThermoFisher Scientific), where his role was to develop, support and expedite technology development for the company’s RNAi platform. From 2003 through 2005, Dr. Samarsky was employed by Invitrogen, formulating partnership models and providing BioDiscovery platform solutions for the drug discovery process. From 2001 through 2003, Dr. Samarsky was employed by Sequitur, Inc. where he had the role of developing and promoting Sequitur, Inc.’s antisense and RNAi technological platforms. Dr. Samarsky received his Ph.D. in biochemistry and molecular biology from the University of Massachusetts, Amherst in 1998. He then performed postdoctoral work with Dr. Michael R. Green, a Howard Hughes Medical Institute investigator at the University of Massachusetts Medical School, Worcester. During postdoctoral training, Dr. Samarsky was awarded a three year H. Arthur Smith Fellowship for Cancer Research. Dr. Samarsky has authored many publications, including research articles, reviews, book chapters and patent applications and has frequently advised, chaired and presented at various industrial and academic conferences and symposia.

Pamela Pavco, Ph.D. (51) has been our Vice President of Pharmaceutical Development since March 2007. Dr. Pavco brings over 16 years of research and development experience in oligonucleotides to us. From 2002 to 2006, Dr. Pavco was Senior Director, R&D Project Management at Sirna Therapeutics, previously known as Ribozyme Pharmaceuticals, where she was responsible for the discovery research and development of Sirna-027, the first chemically modified siRNA to enter into clinical trials. Dr. Pavco also managed the alliance with Allergan that was initiated to continue discovery research in the area of ophthalmology and take Sirna-027 forward into Phase 2 clinical studies. While at Sirna, Dr. Pavco served various additional roles including Director of Biology Research and Director of Pharmacology and managed numerous corporate collaborations and internal programs developing therapeutic oligonucleotides in the fields of oncology, anti-angiogenesis, Hepatitis, respiratory disease and Huntington’s disease. Dr. Pavco has authored numerous scientific articles and contributed to approximately 48 patents and patent applications in the oligonucleotide therapeutics field. Dr. Pavco received a Ph.D. in Biochemistry from Virginia Commonwealth University in 1983 and did her post-doctoral work at Duke University prior to joining Sirna Therapeutics. She is a member of the American Association of Cancer Research and the Association for Research and Vision in Ophthalmology.

Compensation Discussion and Analysis

Overview of Executive Compensation Program

The Compensation Committee of our board of directors has responsibility for establishing, implementing and monitoring our executive compensation program philosophy and practices. The Compensation Committee seeks to ensure that the total compensation paid to our named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to named executive officers will be similar to those provided to any other officers. The individuals who served as our Chief Executive Officer and Chief Financial Officer during 2007, as well as the other officers listed above as executive officers are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The Compensation Committee believes that an effective executive compensation program should provide base annual compensation that is reasonable in relation to individual executive’s job responsibilities and reward the achievement of both annual and long-term strategic goals of our company. The Committee uses annual and other periodic cash bonuses to reward an officer’s achievement of specific goals and stock options as a retention tool and as a means to align the executive’s long-term interests with those of our stockholders, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to maintain our company’s ability to attract and retain excellent employees in key positions and to assure that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of comparable companies. To that end, the Compensation Committee believes executive compensation packages provided by us to our named executive officers should include both cash and share based compensation.

Because of the size of our company, the small number of executive officers in our company, and our company’s financial priorities, the Compensation Committee has decided not to implement or offer any pension benefits, deferred compensation plans, or other similar plans for our executive officers. Accordingly, the components of the executive compensation consist of salary, year-end cash bonuses awarded based on the Compensation Committee’s subjective assessment of each individual executive’s job performance during the past year, stock option grants to provide executives with longer-term incentives, and may include occasional special compensation awards (either cash or stock options) to reward extraordinary efforts or results.

As a biopharmaceutical company engaged in developing potential products that, to date, have not generated significant revenues and are not expected to generate significant revenues or profits for at least several years, the Compensation Committee also takes our company’s financial and working capital condition into account in its compensation decisions.

Role of Executive Officers in Compensation Decisions

The Compensation Committee oversees compensation decisions for the named executive officers and recommends compensation increases, bonuses and equity awards for our officers to our board of directors, which has final approval authority. Decisions regarding the non-equity compensation of any other officers would be proposed by the Chief Executive Officer and approved by the Compensation Committee.

The Compensation Committee and the Chief Executive Officer intend to annually review the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed only by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, will be presented to our board of directors, who can exercise its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured our company’s annual cash and incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by our company, to reward the executives for achieving such goals, and to retain the executives. In doing so, the Compensation Committee has not employed outside compensation consultants. There is no pre-established policy or target for the allocation between either cash or non-cash incentive compensation or between the executive compensation components as described below.

2007 Executive Compensation Components

For 2007, the principal components of compensation for the executive officers are:

•	base salary,

•	performance-based cash compensation, and

•	long-term equity incentive compensation.

Our compensation philosophies with respect to each of these components, including the basis for the compensation awarded to our named executive officers, are discussed below. In addition, although each element of compensation described below is considered separately by the Compensation Committee, the Compensation Committee’s determination of each individual component takes into account the aggregate compensation package for each named executive officer.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for the named executive officers are determined for each executive based on his or her position and responsibility. The base salaries of our named executive officers are reviewed annually by the Compensation Committee as part of the company’s performance review process, as well as upon a change in job responsibility. Merit-based increases to salaries of our named executive officers will be based on the Compensation Committee’s assessment of the individual’s performance, and will be approved by our board of directors.

During its review of base salaries for executives, the Compensation Committee will primarily consider:

•	the negotiated terms of each executive employment agreement,

•	internal review of the executive’s compensation, both individually and relative to other executive officers, and

•	individual performance of the executive.

All of our current named executive officers were hired by us in 2007. The chart below sets forth the initial base salaries that were established for each of our named executive officers and the start date (and end date, if applicable) of employment for such officers.

Named Executive Officer	Base Salary for 2007	Term of Employment

Dr. Tod Woolf	$250,000	February 22, 2007 - present
Mr. Stephen DiPalma	$220,000	August 28, 2007 - present
Dr. Pamela Pavco	$198,000	March 7, 2007 - present
Dr. Dmitry Samarsky	$170,000	June 25, 2007 - present
Mr. James Warren	$200,000	May 23, 2007 - August 31, 2007

On February 22, 2007, we hired Dr. Tod Woolf as our President and Chief Executive Officer and established his base salary of $250,000 on an annualized basis. Dr. Woolf’s base salary was approved by the Board, which at that time consisted solely of Mr. Kriegsman, and was negotiated based on Dr. Woolf’s prior experience, his prior levels of compensation, competitive market factors and the amount of salary that our board of directors believed would be required to induce Dr. Woolf to join us.

Upon the Compensation Committee’s recommendation, our board of directors approved the base salaries of Dr. Pavco, Dr. Samarsky, Mr. DiPalma and Mr. Warren as indicated in the chart above upon each officer’s respective employment with us. For each of these officers, the base salaries were negotiated based on each officer’s respective prior experience, prior levels of compensation, competitive market factors, the compensation packages of our other officers and the amount of salary that the Compensation Committee believed would be required to induce the officer to join us. No adjustments to these base salaries were made in 2007.

Performance-Based Compensation

The Compensation Committee has established an incentive compensation program with defined performance targets related to the achievement of corporate goals and objectives. Because our company currently does not generate revenues and has not commercially released any products, the Compensation Committee bases its performance and achievement compensation awards on the achievement of product development targets and milestones, effective fund-raising efforts, and effective management of personnel and capital resources, among other criteria. Currently, Mr. DiPalma and Dr.Samarsky are the only named executive officers for whom performance compensation awards are integrated into the terms of their employment agreements. As described in “Executive Compensation — Employment Agreements”, Mr. DiPalma’s top performance compensation award would be 30% of Mr. DiPalma’s annual base salary and Dr. Samarsky’s top performance compensation award would be 16.5% of Dr. Samarsky’s annual base salary. The incentive compensation program established by the Committee provides for performance compensation awards ranging from 10% to 35% of annual base salary, and all full-time permanent employees are eligible to potentially receive performance compensation awards, depending on the Company’s performance and the performance of the individual.

Long-Term Equity Incentive Compensation

Our long-term incentive compensation consists of the grant of stock options to all full-time permanent employees of the Company. The stock option program assists the Company to:

•	establish the link between the creation of stockholder value and long-term executive incentive compensation,

•	provide an opportunity for increased equity ownership by executives,

•	function as a retention tool because of the vesting features included in all options granted by the Committee, and

•	maintain competitive levels of total compensation.

We normally grant stock options to new employees when they join our Company based upon their position with us and their relevant prior experience. The options granted by our board of directors generally vest periodically over a period of three or four years of the ten-year option term. Upon termination of employment, employees have a 90-day period within which vested options may be exercised, except during any severance period and except in the case of death (subject to a one-year limitation). Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. In addition to the initial option grants, our board of directors may grant additional options to retain, reward, or provide incentive for, our employees. In any determination of additional stock option grants, the Compensation Committee also considers individual and general corporate performance, which may include the attainment of product development milestones and attaining other annual corporate goals and objectives, comparative share ownership levels, the amount of equity awards, if any, previously granted to the executive, the vesting of such awards and total compensation awarded to each employee.

We expect that we will continue to provide new employees with initial option grants in the future to provide long-term compensation incentives and will continue to rely on performance-based and retention grants to provide additional incentives for current employees. Additionally, in the future, the Compensation Committee and our board may consider awarding additional or alternative forms of equity incentives, such as grants of restricted stock, restricted stock units and other performance-based awards. As discussed below, in the past, we have awarded common stock options at an exercise price equal to the RXi common stock fair market value of $5.00, based on the determination by the RXi Board of Directors that the valuation of the Company has not changed since the valuation of April 30, 2007, as discussed above in “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Critical Accounting Policies and Estimates — Valuation of Common Stock.” It is our policy to award common stock options at an exercise price equal to the closing price of our common stock on the date of the grant. In certain limited circumstances, the Compensation Committee may recommend the grant of common stock options to an executive at an exercise price in excess of the closing price of the common stock on the grant date. For purposes of determining the exercise price of common stock options, the grant date is deemed to be the date on which the board of directors approves the common stock option grant.

We have no program, practice or plan to grant common stock options to our executive officers, including new executive officers, in coordination with the release of material nonpublic information. We also have not timed the release of material nonpublic information for the purpose of affecting the value of common stock options or other compensation to our executive officers, and we have no plan to do so.

In light of recent changes to the SEC’s rules regarding executive compensation disclosure, we intend to consider whether it may be advisable to adopt formal policies and procedures regarding the granting of stock options.

During the year ended December 31, 2007, we have granted Dr. Woolf, Mr. DiPalma, Mr. Warren, Dr. Pavco and Dr. Samarsky each common stock options pursuant to their employment agreements under our 2007 Incentive Plan (described in more detail below). These common stock options were approved by our board and vest monthly and/or quarterly over three or four years, provided that each respective employee remains in our employ through such vesting periods. We granted Dr. Woolf 316,994 common stock options on May 23, 2007, 158,509 common stock options to Mr. Warren on May 23, 2007, 145,311 common stock options to Dr. Pavco on May 23, 2007, 105,561 common stock options to Dr. Samarsky on June 11, 2007 and 100,000 common stock options to Mr. DiPalma on October 18, 2007. Only Dr. Woolf and Mr. Warren’s common stock options were intended to vest on a monthly basis, this vesting schedule was a product of negotiations between us and these officers at the time of their employment. The amounts of common stock options to be granted to the named executive officers were determined by the considerations mentioned in this section and individual negotiations with the named executive officers.

Ownership Guidelines

We have no requirement that each named executive officer maintain a minimum ownership interest in our company.

Retirement Plans, Perquisites and Other Personal Benefits

We have adopted a tax-qualified employee savings and retirement plan, the 401(k) Plan, for eligible United States employees. Eligible employees may elect to defer a percentage of their eligible compensation in the 401(k) Plan, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants in the 401(k) Plan in an amount determined by our board of directors. We may also make additional discretionary profit sharing contributions in amounts as determined by the board of directors, subject to statutory limitations. Matching and profit-sharing contributions, if any, are subject to a vesting schedule; all other contributions are at all times fully vested. We intend the 401(k) Plan, and the accompanying trust, to qualify under Sections 401(k) and 501 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned (if any) on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that we will be able to deduct our contributions, if any, when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options.

We do not provide any of our executive officers with any perquisites or other personal benefits, other than benefits that we offer Dr. Woolf provided for in his employment agreement. See “Executive Compensation — Employment Agreements” below.

Termination-Based Compensation

We have agreements in place with our named executive officers that provide for acceleration of option vesting and severance payments upon termination of such officer’s employment or a change of control of our company. In the event of a change of control, as defined, and as more fully described below in “Executive Compensation — Potential Payments upon Termination or Change of Control,” certain provisions allow for acceleration of vesting in full of the options granted in such employment agreement. Pursuant to the change of control provisions in Dr. Pavco and Dr. Samarsky’s employment agreements and as more fully described below in “Executive Compensation — Potential Payments upon Termination or Change of Control,” if such officer is terminated due to a change of control, each is entitled to immediate vesting of the greater of (a) 50% of all unvested options or (b) 12 months of unvested options, as well as any accrued but unpaid salary and unused vacation time as of the date of termination, twelve months’ of salary from the date of termination and continued participation at our cost in our employer sponsored group benefit plans in which the officer was participating as of the date of termination.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Respectfully submitted,

Compensation Committee

Steven A. Kriegsman, Chairman
Mark J. Ahn
Stephen S. Galliker

Summary Compensation Table

The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2007 and 2006 to (1) our Chief Executive Officer, (2) our Chief Financial Officer, (3) our former Chief Financial Officer, and (4) our two most highly compensated executive officers, other than our President and Chief Executive Officer and our Chief Financial Officer. Amounts included under Options awards below represent the fair value of the award calculated under SFAS 123(R).

				Option	All Other
Name and Principle Position	Year	Salary	Bonus(1)	Awards(10)	Compensation		Total

Tod Woolf, Ph.D.	2006	$—	$—	$—	$115,830	(2)	$115,830
President and Chief Executive Officer	2007	$216,347	$87,500	$236,433	$33,302	(3)	$573,582
Stephen J. DiPalma	2007	$76,396	$30,000	$47,893	$201	(4)	$154,490
Chief Financial Officer and Secretary
James Warren	2006	$—	$—	$—	$45,900	(5)	$45,900
Former Chief Financial Officer	2007	$68,718	$—	$253,045 (9)	$113,721	(6)	$435,484
and Secretary
Pamela Pavco, Ph.D.	2007	$162,762	$38,522	$104,390	$29,677	(7)	$335,351
Vice President of Pharmaceutical Development
Dmitry Samarsky, Ph.D.	2007	$86,961	$20,907	$50,556	$302	(8)	$158,726
Vice President of Technology and Business Development

(1)	Year-end bonuses were accrued at December 31, 2007 and paid in January 2008.

(2)	Consists of $115,830 in consulting fees paid by CytRx Corporation.

(3)	Consists of $33,000 in consulting fees paid by CytRx Corporation and $302 in life insurance premiums paid by us.

(4)	Consists of $201 in life insurance premiums paid by us.

(5)	Consists of $45,900 in consulting fees paid by CytRx Corporation.

(6)	Consists of $61,170 in consulting fees paid by CytRx Corporation, $50,000 in salary continuation paid by us following Mr. Warren’s termination on August 31, 2007, $2,400 in benefit continuation paid by us following Mr. Warren’s termination ($151 of this amount consisted of life insurance premiums) and $151 in life insurance premiums paid by us during Mr. Warren’s employment with us.

(7)	Consists of $29,375 in consulting fees paid by CytRx Corporation and $302 in life insurance premiums paid by us.

(8)	Consists of $302 in life insurance premiums paid by us.

(9)	Mr. Warren exercised these options on November 30, 2007

(10)	The values shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 and 2007 fiscal years for the fair value of stock options granted in 2006 and 2007 and prior fiscal years in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amount recognized for these awards was calculated using the Black Scholes option-pricing model, and reflect grants from our 2007 Incentive Plan, which is described in Note 10 of the Notes to Consolidated Financial Statements accompanying our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

RXi Pharmaceuticals Corporation’s 2007 Incentive Plan

The RXi Pharmaceuticals Corporation 2007 Incentive Plan, (the “2007 Incentive Plan”), was adopted by our board of directors on February 23, 2007 and approved by our stockholders on June 19, 2007. Under this plan, we may grant incentive common stock options, nonqualified stock options and restricted and unrestricted stock awards. A maximum of 2,750,000 shares of common stock are currently authorized for issuance under our 2007 Incentive Plan. As of December 31, 2007, 1,335,184 shares were subject to outstanding options under this plan, and 1,348,771 shares were available for future grant under this plan. The board of directors has appointed its Compensation Committee to act as the administrator of our 2007 Incentive Plan.

Subject to board approval, the administrator has the power to select the participants, establish the price, terms and conditions of each option, issue shares upon option exercises and interpret option agreements, and the administrator may at any time modify or amend the 2007 Incentive Plan in any respect, except where stockholders’ approval is required by law or where such termination or modification or amendment affects the rights of an optionee under a previously granted option and such optionee’s consent has not been obtained.

In the event of a change of control in which there is an acquiring or surviving entity, the administrator may provide for the assumption or substitution of some or all outstanding awards by the acquiror or survivor. In the absence of an assumption or substitution, each stock option will become fully exercisable prior to the transaction on a basis that gives the holder of the stock option a reasonable opportunity as determined by the administrator, to participate as a stockholder in the transaction following exercise, and the stock option will terminate upon consummation of the transaction. In the case of restricted stock, the administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such stock in connection with the transaction be placed in escrow or otherwise made subject to such restrictions as the board of directors deems appropriate.

Immediately upon termination of employment of an employee, the unvested portion of any stock option will terminate and the balance, to the extent exercisable, will remain exercisable for the lesser of (i) a period of three months (90 days) or (ii) the period ending on the latest date on which such stock option could have been exercised without regard to this provision. The 2007 Incentive Plan provides exceptions for the vesting of options upon an individual’s death or if the administrator determines that the termination of employment resulted for reasons that cast discredit on the individual.

2007 Grants of Plan-Based Awards

The following table shows information regarding grants of equity awards during the fiscal year ended December 31, 2007 held by the executive officers named in the Summary Compensation Table.

		All Other
		Option
		Awards:		Grant Date
		Number of	Exercise or	Fair Value of
		Securities	Base Price of	Stock and
		Underlying	Option Awards	Option
Name	Grant Date	Options (#)	($/Share)	Awards

Tod Woolf, Ph.D.	5/23/2007	316,994	$5.00	$1,135,314
President and Chief Executive Officer
Stephen J. DiPalma	10/18/2007	100,000	$5.00	$383,140
Chief Financial Officer and Secretary
James Warren	5/23/2007	158,509 (1)	$5.00	$567,700
Former Chief Financial Officer and Secretary
Pamela Pavco, Ph.D.	5/23/2007	145,311	$5.00	$530,312
Vice President of Pharmaceutical Development
Dmitry Samarsky, Ph.D	7/11/2007	105,561	$5.00	$381,592
Vice President of Technology and Business Development

(1)	Represents the full number of shares granted to Mr. Warren in 2007. His employment terminated on August 31, 2007 and, pursuant to the terms of his employment agreement, he was entitled to the number of vested shares that he would have been entitled to for the full term of his employment agreement, or 66,045 shares. Mr. Warren exercised his options for 66,045 shares on November 30, 2007, for a total purchase price of $330,225.

Outstanding Equity Awards at Fiscal Year-End

The following table shows vested and unvested stock award grants outstanding on December 31, 2007, the last day of our fiscal year, to each of the executive officers named in the Summary compensation table:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

Tod M. Woolf, Ph.D.(1)	61,709	255,285	$5.00	5/23/2017
President and Chief Executive Officer
Stephen J. DiPalma(2)	12,500	87,500	$5.00	10/18/2017
Chief Financial Officer and Secretary
Pamela Pavco, Ph.D.(3)	27,246	118,065	$5.00	5/23/2017
Vice President of Pharmaceutical Development
Dmitry Samarsky, Ph.D.(4)	13,195	92,366	$5.00	7/11/2017
Vice President of Technology and Business Development

(1)	The stock option grant to Dr. Woolf vests in 36 equal monthly installments of 8,804 shares beginning on June 23, 2007.

(2)	The stock option grant to Mr. DiPalma vests in 16 equal quarterly installments of 6,250 shares beginning on November 28, 2007.

(3)	The stock option grant to Dr. Pavco vests in 15 equal quarterly installments of 9,081.94 shares beginning on June 7, 2007, with a final installment of 9,081.90 shares vesting on March 7, 2011.

(4)	The stock option grant to Dr. Samarsky vests in 16 equal quarterly installments of 6.25% of the shares underlying his stock option grant beginning on September 25, 2007; all installments will vest in an amount rounded down to nearest whole share except for the last installment which will be rounded up to equal the aggregate number of the then remaining unvested shares under the stock option grant.

Option Exercises and Stock Vested

The following table presents certain information concerning the exercise of options by one of the named executive officers during the fiscal year ended December 31, 2007.

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)

James Warren	66,045	$330,255
Former Chief Financial Officer and Secretary

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Defined Compensation

We do not have any nonqualified defined compensation plans.

Potential Payments Upon Termination or Change of Control

The following table sets forth (a) quantitative estimates of the benefits that would accrue to each of our named executive officers if his or her employment is terminated without cause or if such employee terminates his or her employment for good reason (as more fully discussed for each individual officer below) on December 31, 2007 and (b) the value of accelerated vesting of stock options in the event of a change of control (whether or not employment is terminated upon such change in control). Amounts below reflect potential payments pursuant to the employment agreements for such named executive officers.

					Value of
			Value of		Accelerated
			Accelerated		Option
	Salary	Benefit	Option		Vesting Upon
	Continuation	Continuation	Vesting	Total	a Change in
Name and Principle Position	(Termination)	(Termination)	(Termination)	(Termination)	Control

Tod M. Woolf, Ph.D.	$250,000	$14,500	$449,000	$713,500	$978,098
President and Chief Executive Officer
Stephen J. DiPalma	$110,000	$7,300	$—	$117,300	$335,248
Chief Financial Officer and Secretary
Pamela Pavco, Ph.D.(1)	$198,000	$2,100	$157,200	$357,300	$226,178
Vice President of Pharmaceutical Development
Dmitry Samarsky, Ph.D(1)	$85,000	$1,800	$57,200	$144,000	$176,945
Vice President of Technology and Business Development
James Warren(2)	$50,000	$2,400	$141,458	$193,858	NA
Former Chief Financial Officer and Secretary

(1)	Each of Drs. Pavco and Samarsky are entitled to specified benefits in the event his or her employment is terminated without cause or he or she terminates his or her employment for good reason following a change in control, as further described below.

(2)	Mr. Warren’s employment with us was terminated as of August 31, 2007 and the amounts and values in the table above are the actual amounts and values received by Mr. Warren upon termination.

Tod M. Woolf, Ph.D.

Upon termination of Dr. Woolf’s employment by us without cause (as defined) or by Dr. Woolf with good reason (as defined), he is entitled to payment of: (a) any accrued but unpaid salary and unused vacation as of the date of his termination and any unpaid bonus that may have been previously awarded to him prior to such date, both of which are due and payable upon the effective date of his termination, (b) an amount, due and payable within 10 days following his termination, equal to his annual base salary for the period of time which is equal to or the earlier of either (i) the 12-month anniversary of his termination date or (ii) the remainder of the term of the agreement but in no event less than six months and (c) continued participation, at our expense, during the six-month period in any of our sponsored group benefit plans in which Dr. Woolf was participating as of the date of termination. In addition, any options issued to Dr. Woolf under the 2007 Incentive Plan that would have vested through the earlier of (i) the 12-month anniversary of his termination date or (ii) the remainder of the term of the agreement but in no less than six months following the date of termination, will vest and become exercisable as of the date of his termination without cause.

Furthermore, in the event that either (a) a covered transaction, as defined in our 2007 Incentive Plan,occurs or (b) CytRx votes its shares of our common stock to elect individuals who are (i) employees, officers or directors of CytRx, (ii) employees, officers or directors of any entity that has a contractual business relationship with CytRx, or (iii) employees, officers, directors of any entity that has a contractual business relationship with any officer or director of CytRx to constitute a majority of our board of directors, any options issued to Dr. Woolf will vest in full and become exercisable. The fair value of stock options that would vest as a result of any of these events occurring is approximately $1,087,100. The fair value of the options, based on the following assumptions, was estimated using the Black-Scholes option-pricing model. Due to the fact that we have no history of stock trading, our company’s expected stock-price volatility assumption is based on a combination of implied volatilities of similar entities whose share or option prices are publicly traded. We used a weighted-average expected stock-price volatility of 108.7%. The expected life assumption is based on a simplified method provided for under SAB No. 107 (“SAB 107”) regarding the Staff’s interpretation of SFAS 123(R), which averages the contractual term of our options (10 years) with the ordinary vesting term (three years). The dividend yield of zero is based on the fact that we have no present intention to pay cash dividends. The risk-free rate of 4.55% used for each grant is equal to the zero coupon rate in effect at the time of the grant for instruments with similar expected life. Dr. Woolf’s severance payments will only be triggered in the event that his employment is terminated by us without cause or by Dr. Woolf with good reason, which, for purposes of his employment agreement, means any of the following: (i) a material reduction in Dr. Woolf’s duties, position, or responsibilities in effect immediately prior to such reduction, (ii) the reduction of Dr. Woolf’s base salary or bonus opportunity by more than 5% relative to his salary and bonus opportunity in effect immediately prior to such reduction, (iii) a material reduction by us in the kind or level of benefits to which Dr. Woolf is entitled immediately prior to such reduction with the result that Dr. Woolf’s overall benefits package is significantly reduced, (iv) without Dr. Woolf’s express written consent, he is relocated to a facility or location more than 35 miles from our current facility in Worcester, Massachusetts, or (v) CytRx votes its shares of our common stock to elect individuals who are affiliates of CytRx to constitute a majority of our board of directors.

Stephen J. DiPalma

Upon termination of Mr. DiPalma’s employment by us without cause (as defined) or by Mr. DiPalma with good reason (as defined), he is entitled to payment of: (a) any accrued but unpaid salary and unused vacation as of the date of his termination, (b) six months’ salary from the date of termination (this period shall be referred to as the “Severance Period”) in the form of salary continuation; and (c) continued participation, at our expense, during the Severance Period in any of our sponsored group benefit plans in which Mr. DiPalma was participating as of the date of termination.

In the event that Mr. DiPalma were to be terminated by us without cause, the value of his severance package at December 31, 2007, including salary and benefits is approximately $117,300. Mr. DiPalma’s severance payments will only be triggered in the event that his employment is terminated by us without cause or by Mr. DiPalma with good reason, which, for purposes of his employment agreement, means any of the following: (i) a material reduction in Mr. DiPalma’s compensation or benefits, and/or (ii) any change in Mr. DiPalma’s position or title that is not agreeable to Mr. DiPalma. In addition to the payments upon termination of Mr. DiPalma, all options issued to Mr. DiPalma under his employment agreement will vest in full and become exercisable as to all of the shares covered thereby upon the occurrence of a covered transaction as defined in our 2007 Incentive Plan. The fair value of stock options that would vest as a result of a covered transaction is approximately $406,400. The fair value of the options, based on the following assumptions, was estimated using the Black-Scholes option-pricing model.

Due to the fact that we have no history of stock trading, our company’s expected stock-price volatility assumption is based on a combination of implied volatilities of similar entities whose share or option prices are publicly traded. We used a weighted-average expected stock-price volatility of 109.4%. The expected life assumption is based on a simplified method provided for under SAB 107, which averages the contractual term of our options (10 years) with the ordinary vesting term (three years). The dividend yield of zero is based on the fact that we have no present intention to pay cash dividends. The risk-free rate of 4.39% used for each grant is equal to the zero coupon rate in effect at the time of the grant for instruments with similar expected life.

Pamela Pavco, Ph.D.

Upon termination of Dr. Pavco employment without cause (as defined) by us or by Dr. Pavco as a result of an involuntary termination, she is entitled to payment of (a) any accrued but unpaid salary and unused vacation as of the date of her termination, (b) her salary through March 7, 2008 if during the first six months of the initial term, 12 months’ salary from the date of termination if between six and 18 months after March 27, 2007, no less than six and no more than 12 months’ salary from the date of termination if between 18 and 24 months after March 27, 2007, and six months’ salary then in effect if more than 24 months after March 27, 2007 and (c) continued participation, at our expense, during the severance period (as defined) in any of our sponsored group benefit plans in which Dr. Pavco was participating as of the date of termination.

Additionally, any options issued to Dr. Pavco under our 2007 Incentive Plan, that would have vested during the severance period will vest and become exercisable as of the date of her termination without cause or as a result of involuntary termination. Furthermore, upon the occurrence of a covered transaction, as defined in our 2007 Incentive Plan, all options issued to Dr. Pavco under the 2007 Incentive Plan, will vest and become exercisable. In the event that Dr. Pavco was terminated from the Company without cause at December 31, 2007, the value of her severance package would be approximately $357,300, including salary and benefits of approximately $200,100 and the fair value of stock options that would vest as a result of this termination of approximately $157,200. In addition to the payments upon termination of Dr. Pavco, all options issued to Dr. Pavco under her employment agreement will vest in full and become exercisable as to all of the shares covered thereby upon the occurrence of a covered transaction as defined in our 2007 Incentive Plan. The fair of stock options that would vest as a result of a covered transaction is approximately $511,000. The fair value of the options, based on the following assumptions, was estimated using the Black-Scholes option-pricing model. Due to the fact that we have no history of stock trading, our expected stock-price volatility assumption is based on a combination of implied volatilities of similar entities whose share or option prices are publicly traded. We used a weighted-average expected stock-price volatility of 108.7%. The expected life assumption is based on a simplified method provided for under SAB 107, which averages the contractual term of the Company’s options (ten years) with the ordinary vesting term (four years). The dividend yield of zero is based on the fact that we have no present intention to pay cash dividends. The risk-free rate of 4.55% used for each grant is equal to the zero coupon rate in effect at the time of the grant for instruments with similar expected life.

Dr. Pavco’s severance payments will only be triggered in the event that her employment is terminated by us without cause or by Dr. Pavco herself as a result of an involuntary termination, which, for purposes of her employment agreement, means any of the following: (a) our breach of any material term of the employment agreement; provided that the first occasion of any particular breach shall not constitute such cause unless we have failed to cure such breach within 60 days after receiving written notice from Dr. Pavco stating the nature of such breach (b) a reduction in Dr. Pavco’s salary (c) a reduction in Dr. Pavco’s title, (d) the reduction of Dr. Pavco’s duties from those typically assigned to a Vice President of a similarly situated biotechnology or pharmaceutical company.

In addition to the above, in the event we undergo a change of control (as defined) and Dr. Pavco’s employment is terminated by us or by Dr. Pavco for involuntary termination, within one year after the change of control (other than for cause (as defined)), then: (i) the greater of (a) 50% of Dr. Pavco’s unvested options shall vest immediately, or (b) 12 months’ unvested options shall vest immediately, and (ii) Dr. Pavco will be entitled to (a) any accrued but unpaid salary and unused vacation time as of the date of such termination, (b) 12 months’ of salary from the date of termination, payable in accordance with our normal payroll practice, and (c) continued participation, at our expense and cost, during those 12 months in any of our sponsored group benefit plans in which Dr. Pavco was participating as of the date of termination. In the event that Dr. Pavco was terminated following a change of control, the value of salary and benefits Dr. Pavco would be entitled to receive during those 12 months would be approximately $200,100. As any options held by Dr. Pavco’s at the time of the change of control would vest immediately, the accelerated vesting provisions described above would only apply to options that may be issued to her after the change of control. Because the terms of any such options are unknown, the current fair value of stock options that would vest as a result of such termination cannot be calculated.

Dmitry Samarsky, Ph.D.

Upon termination of Dr. Samarsky employment without cause (as defined), he is entitled to payment of: (a) any accrued but unpaid salary and unused vacation as of the date of his termination (from the current year), (b) six (6) months’ salary from the date of termination (this period shall be referred to as the “Severance Period”) in the form of salary continuation; and (c) continued participation, at our expense, during the Severance Period in any of our sponsored group benefit plans in which Dr. Samarsky was participating as of the date of termination. In the event that Dr. Samarsky’s employment was terminated from the Company without cause at December 31, 2007, the value of his severance package would be approximately $144,000, including salary and benefits of approximately $86,800 and the fair value of stock options that would vest as a result of this termination of approximately $57,200.

Upon the occurrence of a covered transaction, as defined in the 2007 Incentive Plan, any options issued to Dr. Samarsky under our 2007 Incentive Plan will fully vest and become exercisable. The fair value of stock options that would vest as a result of a covered transaction is approximately $400,400, which was estimated, based on the following assumptions, using the Black-Scholes option-pricing model. Due to the fact that we have no history of stock trading, our expected stock-price volatility assumption is based on a combination of implied volatilities of similar entities whose share or option prices are publicly traded. We used a weighted average expected stock-price volatility of 109.4%. The expected life assumption is based on a simplified method provided for under SAB 107, which averages the contractual term of our options (10 years) with the ordinary vesting term (4 years). The dividend yield of zero is based on the fact that we have no present intention to pay cash dividends. The risk-free rate of 4.39% used for each grant is equal to the zero coupon rate in effect at the time of the grant for instruments with similar expected life.

Employment Agreements

Tod M. Woolf, Ph.D.

We have entered into an employment agreement with Dr. Woolf under which he is engaged to continue his employment as our President and Chief Executive Officer through December 31, 2008. Dr. Woolf is entitled under his employment agreement to receive an annual base salary of $250,000. On May 23, 2007, after our initial funding and pursuant to the terms of his employment agreement, we granted Dr. Woolf an option to purchase 316,994 shares of our common stock at an exercise price of the then fair market value of $5.00 per share. This option has a term of ten years and will vest in equal monthly installments over three years, subject to accelerated vesting if any of the following occur: (a) a covered transaction, as defined in the 2007 Incentive Plan, occurs or (b) CytRx votes its shares of our stock to elect individuals who are (i) employees, officers or directors of CytRx, (ii) employees, officers or directors of any entity that has a contractual business relationship with CytRx, or (iii) employees, officers, directors of any entity that has a contractual business relationship with any officer or director of CytRx to constitute a majority of our board of directors. Dr. Woolf also may be eligible for an annual discretionary bonus, which will be determined in our sole discretion. Under Dr. Woolf’s employment agreement, CytRx agrees to indemnify and hold Dr. Woolf and IPIFINI, Inc., an entity affiliated with him, harmless for any claims which arise from his services as our President and Chief Executive Officer prior to the effective date of his employment agreement. Provisions in Dr. Woolf’s agreement related to payments upon termination are described above.

Stephen J. DiPalma

We have entered into an employment agreement with Mr. DiPalma under which he is engaged to serve as our Chief Financial Officer. Mr. DiPalma is entitled under his employment agreement to receive an annual base salary of $220,000 and an annual performance bonus for the achievement of certain company and employee performance goals to be established by the Compensation Committee. The bonus for top performance against such established goals will be 30% of Mr. DiPalma’s annual base salary. Pursuant to the terms of his employment agreement, on October 18, 2007 we granted Mr. DiPalma an option to purchase 100,000 shares of our common stock at an exercise price of the then fair market value of $5.00 per share. The option will have a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on August 28, 2007, subject to accelerated vesting in the event of a covered transaction, as defined in our 2007 Incentive Plan. Provisions in Mr. DiPalma’s agreement related to payments upon termination are described above.

Pamela Pavco, Ph.D.

We have entered into an employment agreement with Dr. Pavco under which she is engaged to serve as our Vice President of Research and Development or Vice President of Pharmaceutical Development for a term of one year. Dr. Pavco is entitled under her employment agreement to receive an annual base salary of $198,000. On May 23, 2007, after the initial funding and pursuant to the terms of her employment agreement, we granted Dr. Pavco an option to purchase 145,311 shares of our common stock at an exercise price of the then fair market value of $5.00 per share. The option will have a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on June 7, 2007, subject to accelerated vesting in the event of a covered transaction, as defined in our 2007 Incentive Plan. Provisions in Dr. Pavco’s agreement related to payments upon termination, a covered transaction and a change of control are described above.

Dmitry Samarsky, Ph.D.

We have entered into an employment agreement with Dr. Samarsky under which he is engaged to serve as our Vice President of Technology and Business Development. Dr. Samarsky is entitled under his employment agreement to receive an annual base salary of $170,000 and a performance bonus for the achievement of certain performance goals, with the target for top performance set at 16.5%. On June 11, 2007, we granted Dr. Samarsky an option to purchase 105,561 shares of our common stock at an exercise price of the then fair market value of $5.00 per share. The option will have a term of ten years and will vest as to 6.25% of such shares on September 25, 2007 and on each of the next 15 quarterly anniversaries thereafter, subject to accelerated vesting in the event of a covered transaction, as defined in our 2007 Incentive Plan, occurs. Provisions in Dr. Samarsky’s agreement related to payments upon termination, change of control or upon a covered transaction are described above.

Compensation of Directors

The following table sets forth a summary of the compensation paid to certain of our directors in 2007, other than Dr. Woolf. Amounts included under Options awards below represent the fair value of the award calculated under SFAS 123(R).

Director Compensation Table

	Fees Earned
	or Paid		All Other
Name	in Cash ($)	Option Awards ($)	Compensation ($)	Total ($)

Mark. J. Ahn, Ph.D.	$48,000	$143,678	$—	$191,678
Stephen S. Galliker	$60,500	$143,678	$—	$204,178
Sanford J. Hillsberg	$60,250	$143,678	$—	$203,928
Steven A. Kriegsman	$39,000	$143,678	$—	$182,678

Cash Compensation

For 2007, our board of directors has approved a director compensation plan that provides that each director who is not an employee will receive the following cash compensation for service on our board of directors and committees of our board of directors:

•	an annual retainer fee of $10,000, payable quarterly,

•	an annual retainer fee of $12,000 for the chairperson of each committee of our board of directors other than the audit committee, payable quarterly,

•	an annual retainer fee of $20,000 for the chairperson of the audit committee of our board of directors, payable quarterly,

•	an annual retainer fee of $32,000 for the Chairman of the board of directors, payable quarterly,

•	a fee of $2,000 per board meeting attended by the director ($1,000 if attendance is telephonic), and

•	a fee of $1,500 per committee meeting attended by the director ($750 if attendance is telephonic).

On April 18, 2008, our board of directors approved a revised director compensation plan to be effective as of that date that provides that each director who is not an employee will receive the following cash compensation for service on our board of directors and committees of our board of directors:

•	an annual retainer fee of $24,000, payable quarterly,

•	an annual retainer fee of $12,000 for the chairperson of each committee of our board of directors other than the audit committee, payable quarterly,

•	an annual retainer fee of $25,000 for the chairperson of the audit committee of our board of directors, payable quarterly,

•	for 2007, an annual retainer fee of $32,000 for the Chairman of the board of directors, payable quarterly, and for 2008, an annual retainer fee of $50,000 for the Chairman of the board of directors, payable quarterly,

•	a fee of $3,000 per board meeting attended by the director, such fee payable for meetings attended in person or telephonically,

•	a fee of $2,500 per committee meeting attended by the chair of the committee, such fees payable for meetings attended in person or telephonically,

•	a fee of $2,000 per committee meeting attended by by other directors who are members of the committee, such fees payable for meetings attended in person or telephonically, and

•	a fee of $750 per each written consent.

Equity Compensation

Each director who is not an employee was granted, on May 23, 2007, a ten-year nonqualified stock option under the 2007 Incentive Plan to purchase 50,000 shares of our common stock at an exercise price equal to $5.00. These options will vest in four equal quarterly installments, beginning on March 26, 2007 and ending December 31, 2007, and will be exercisable for two years following a director’s termination of service as a member of the board of directors, unless the director is terminated for cause.

In addition, each non-employee director will receive an annual grant of an option, commencing on January 1, 2008, exercisable for 50,000 shares at an exercise price equal to the fair market value of our common stock on the grant date, vesting quarterly over one year with a ten-year term. These options will be exercisable for two years following termination of service as a member of the board of directors, unless the director is terminated for cause.

Reimbursements

Directors will be reimbursed for their expenses incurred in attending board of directors, committee and stockholder meetings, including those for travel, meals and lodging.

Indemnification Agreements

We have entered into director indemnification agreements with each of our directors. Consistent with the indemnification rights that will be provided to all of our directors under our amended and restated certificate of incorporation, we will indemnify and hold harmless each director to the fullest extent permitted or authorized by the Delaware General Corporation Law in effect on the date of the agreement or as such laws may be amended or replaced to increase the extent to which a corporation can indemnify its directors.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that corporations may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid to our executive officers generally is fully deductible for federal income tax purposes.

Accounting for Share-Based Compensation

We account for share-based compensation in accordance with the requirements of SFAS 123(R). This accounting treatment has not significantly affected our compensation decisions.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

There are no “interlocks,” as defined by the Securities and Exchange Commission, or SEC, with respect to any member of the compensation committee. Mr. Kriegsman (chair), Dr. Ahn and Mr. Galliker are the current members of the Compensation Committee, and Mr. Kriegsman was the sole board member in 2006. None of Mr. Kriegsman, Dr. Ahn or Mr. Galliker have ever served as an officer of the Company or acted in such capacity.

Code of Ethics

On July 11, 2007, we adopted a Code of Conduct applicable to all employees, including the principal executive officer, principal financial officer and principal accounting officer. A copy of our Code of Ethics is available upon request. Such requests should be directed to Attention: Corporate Secretary, 60 Prescott Street, Worcester, Massachusetts 01605, or by telephone at 508-767-3861.

PROPOSAL II
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Appointment of BDO Seidman, LLP

BDO currently serves as our independent registered public accounting firm and audited our financial statements for the year ended December 31, 2007. BDO does not have and has not had any financial interest, direct or indirect, in RXi, and does not have and has not had any connection with RXi except in its professional capacity as our independent auditors. BDO also audits the financial statements of CytRx Corporation, our largest shareholder.

Our Audit Committee has reappointed BDO to serve as our independent registered public accounting firm for the year ending December 31, 2008. The ratification by our stockholders of the appointment of BDO is not required by law or by our Bylaws. Our Board of Directors, consistent with the practice of many publicly held corporations, is nevertheless submitting this appointment for ratification by the stockholders. If this appointment is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its appointment of BDO. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Committee determines that such a change would be in the best interests of CytRx and its stockholders.

Any material non-audit services to be provided by BDO are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are cost or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers.

We expect that representatives of BDO will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Fees

The fees for 2007 billed to us by BDO for professional services rendered for the audit of our annual consolidated financial statements and internal controls over financial reporting were $587,000.

Audit Related Fees

There were no other audit-related services for 2007.

Tax Fees

There were no tax related fees for 2007.

All Other Fees

No other services were rendered by BDO for 2007.

Pre-Approval Policies and Procedures

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be pre-approved by our Audit Committee. Our Audit Committee pre-approved all services provided to us by BDO for 2007.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

PROPOSAL III
APPROVAL OF AMENDMENT TO THE 2007 INCENTIVE PLAN

The RXi Pharmaceuticals Corporation 2007 Incentive Plan, (the “2007 Incentive Plan”), was adopted by our board of directors on February 23, 2007 and approved by our stockholders on June 19, 2007. Under this plan, we may grant incentive common stock options (“ISOs”), nonqualified stock options (“NSOs”), restricted and unrestricted stock awards, deferred stock awards, performance awards, stock appreciation rights, securities convertible into stock or otherwise based on stock, and cash awards to all employees, officers, directors, consultants and advisors who provide services to us and our affiliates. A maximum of 2,750,000 shares of common stock are currently authorized for issuance under our 2007 Incentive Plan. As of December 31, 2007, 1,335,184 shares were subject to outstanding options under this plan, and 1,348,771 shares were available for future grant under this plan. Because we anticipate that our needs under the 2007 Incentive Plan over the next several years will exceed the number of shares of common stock available, our Board has approved, and we are asking our stockholders to approve, the amendment of the 2007 Incentive Plan, which serves to increase the number of shares of common stock under the 2007 Incentive Plan by 1,000,000 shares for a total of 3,750,000 shares of common stock authorized for issuance under awards granted pursuant to the 2007 Incentive Plan (the “2007 Incentive Plan Amendment”) and to make corresponding changes to related amounts in the 2007 Incentive Plan with respect to limits on the number of shares of common stock that may be delivered in satisfaction of awards under the 2007 Incentive Plan. A copy of the 2007 Plan, as proposed to be amended, appears as Annex A to this Proxy Statement, which we urge Stockholders to read in its entirety.

The purpose of the 2007 Incentive Plan is to advance the interests of the Company by giving stock-based incentives and other incentives to selected employees, directors and other individuals or entities who provide services to us or our affiliates who, in the opinion of the Administrator (as defined below), are in a position to make a significant contribution to the success of the Company and our affiliates.

Administration

The 2007 Incentive Plan is administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”) or by such persons to whom the Compensation Committee may delegate such administration (collectively, with the Compensation Committee, the “Administrator”). The Administrator has full authority, consistent with the 2007 Incentive Plan, to select who will receive awards, to determine the type of awards to be granted, as well as the amounts, price, terms and conditions of any awards, to issue shares upon option exercises and interpret option agreements. The Administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the 2007 Incentive Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. Determinations of the Administrator made under the 2007 Incentive Plan are conclusive and bind all parties.

Participation in the 2007 Incentive Plan

Employees, directors, consultants and advisors who provide services to us and our affiliates, who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company or its affiliates are eligible to participate in the 2007 Incentive Plan. However, only employees are eligible to receive ISOs. Approximately 100 employees and directors and approximately 20 consultants and advisors who provide services to us and our affiliates are eligible to receive awards under the 2007 Incentive Plan. The maximum number of shares for which stock options and stock appreciation rights may be granted to any participant in any calendar year is the total number of shares of Stock authorized under the 2007 Incentive Plan. The maximum number of ISOs which may be granted under the 2007 Incentive Plan is the total number of shares of Stock authorized under the 2007 Incentive Plan.

The future benefits or amounts that would be received by or allocated under the 2007 Incentive Plan are discretionary and therefore are not determinable at this time. If the 2007 Incentive Plan Amendment is approved, the Company does not expect the award of benefits to change from the current practice.

Types of Awards

The Administrator in its discretion, may award (i) stock options, (ii) restricted stock, (iii) deferred stock awards, (iv) performance awards, (v) stock appreciation rights, (vi) securities convertible into stock or otherwise based on stock, and (vii) cash awards, on such terms and conditions as it determines.

Performance Criteria

Awards under the 2007 Incentive Plan may be conditioned upon satisfaction of specified performance criteria. In the case of any such award that is intended to qualify for exemption from the deduction limitation rules of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), each an “Performance Award”, the criteria used in connection with the Performance Award shall mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A performance criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator will provide in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events occurring during the performance period that affect the applicable performance criteria. In the case of a Performance Award, the Administrator will pre-establish the particular performance criteria no later than 90 days after the commencement of the period of service to which the performance relates (or such earlier time as is required to qualify the award as performance-based under Section 162(m)) and will certify prior to payment whether the performance criteria have been attained.

Rules Applicable to Awards

No awards may be made after the tenth anniversary of the date the 2007 Incentive Plan was first adopted by the Board, but previously granted awards may continue beyond that date in accordance with their terms. Unless the Administrator expressly provides otherwise, awards may not be transferred other than by will or applicable laws of descent and distribution, and generally only the participant may exercise an award during such participant’s lifetime. The Administrator may permit awards other than ISOs to be transferred by gift, subject to such limitations as the Administrator may impose. The Administrator may determine the time or times at which an award will vest or become exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Immediately upon termination of employment of an employee, the unvested portion of any stock option will terminate and the balance, to the extent exercisable, will remain exercisable for the lesser of (i) a period of three months (90 days) or (ii) the period ending on the latest date on which such stock option could have been exercised without regard to this provision. The 2007 Incentive Plan provides exceptions for the vesting of options upon an individual’s death or if the administrator determines that the termination of employment resulted for reasons that cast discredit on the individual. The Administrator will determine what will happen with respect to an award granted to a participant that is outstanding upon the cessation of the participant’s service relationship with the Company, including disability, death or retirement.

Stock Options

The Administrator will determine the exercise price, if any, of each award requiring exercise. Unless the Administrator determines otherwise, each stock option will have an exercise price not less than the fair market value of the stock subject to the stock option, determined as of the date of grant. A stock option intended to be an ISO granted to a person who owns (or by application of attribution rules is deemed to own) more than 10% of the total combined voting power of all classes of stock of the Company will have an exercise price equal to 110% of such fair market value. Awards requiring exercise will have a maximum term not to exceed ten years from the date of grant and will vest, either quarterly or annually and all within four years of grant date.

Effect of Certain Transactions

In the event of a consolidation, mergerm sale of substantially all of the Company’s assets or a dissolution or liquidation of the Company in which there is a surviving or acquiring entity, the Administrator may provide for the assumption or substitution of some or all outstanding awards by the acquiror or survivor. If the holders of stock will receive a payment upon consummation of the transaction, the Administrator may provide for a “cash-out” payment with respect to some or all awards or any portion thereof, equal to the excess, if any, of (a) the fair market value of one share of stock times the number of shares of stock subject to the award or such portion, over (b) the aggregate exercise or purchase price, if any, under the award or such portion (in the case of a stock appreciation right, the aggregate base value above which appreciation is measured), on such payment and other terms as the Administrator determines. In the absence of an assumption, substitution or cash-out, each award requiring exercise will become fully exercisable, and delivery of shares of stock deliverable under each outstanding award will be accelerated and such shares will be issued prior to the transaction on a basis that gives the participant a reasonable opportunity, as determined by the Administrator, following exercise of the award or delivery of the shares, as the case may be, to participate in the transaction as a stockholder. Any shares of stock so issued with respect to an award, in the discretion of the Administrator, may contain such restrictions as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the award was subject. All such awards will terminate upon consummation of such transaction.

Equitable Adjustment

In the event of a change in the outstanding common stock resulting from a stock dividend, stock split, recapitalization, or other capital change, the aggregate number of shares available under the 2007 Plan, the number of shares available for individual awards, the terms of outstanding awards, including stock option exercise prices, will be appropriately adjusted by the Administrator. The Administrator may also make adjustments in other circumstances if it determines that the adjustments are necessary to avoid distortion in the operation of the 2007 Plan and to preserve the value of awards; provided, however, that no such adjustment shall be made to the maximum share limits, or otherwise to an award intended to be eligible for the performance-based exception under Section 162(m) of the Code, except to the extent consistent with that exception.

Amendment

Subject to the Administrator’s obligation to exercise its discretion consistent with qualifying awards for the performance-based exception under Section 162(m) if such awards are intended to so qualify, the Administrator may at any time or times amend the 2007 Incentive Plan or any outstanding award for any purpose which may at the time be permitted by law, and may at any time terminate the 2007 Incentive Plan as to any future grants of awards; provided, that except as otherwise expressly provided in the 2007 Incentive Plan, the Administrator may not,

without the participant’s consent, alter the terms of an award so as to materially and adversely affect the participant’s rights under the award, unless the Administrator expressly reserved the right to do so at the time of such award. Any amendments to the 2007 Incentive Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements).

Other Compensation

The existence of the 2007 Incentive Plan or the grant of any award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to awards under the 2007 Incentive Plan.

Price of Common Stock

The closing price of the Company’s common stock on the NASDAQ Capital Market on June 11, 2008 was $7.96.

Certain Federal Income Tax Consequences

The following discussion summarizes certain United States federal income tax consequences of the issuance and receipt of options under the 2007 Incentive Plan under the law as in effect on the date of this proxy statement. The 2007 Incentive Plan provides for the grant of both ISOs and NSOs, as well as other awards. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the 2007 Incentive Plan, nor does it cover state, local or non-U.S. taxes.

ISOs

An optionee realizes no taxable income upon the grant or, for regular tax purposes, upon the exercise of an ISO. However, the exercise of an ISO increases the optionee’s alternative minimum taxable income by an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price and this increase may give rise to an alternative minimum tax liability. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one and two year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs

In general, in the case of an NSO, the optionee has no taxable income at the time of grant but realizes income in connection with the exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Restricted Stock

The Administrator may award stock options that are exercisable for restricted stock. Under Section 83 of the Code, an optionee who exercises a nonqualified stock option for restricted stock will generally have income only when the stock vests, equal to the fair market value of the stock at that time less the exercise price. However, the optionee may make a so-called “83(b) election” in connection with the exercise to recognize taxable income at the time of exercise. Assuming no other applicable limitations, the amount and timing of the deduction available to the

Company will correspond to the income recognized by the optionee. In the case of an optionee who exercises an incentive stock option for restricted stock, the tax consequences described above with respect to the exercise of incentive stock options will apply except that (i) the optionee will have no alternative minimum taxable income associated with the exercise until the stock vests, unless the optionee makes a timely “83(b) election,” and (ii) in the event of a disqualifying disposition, the ordinary income recognized by reason of the disposition and the Company’s corresponding deduction will be measured by reference to the fair market value of the stock at the time the stock vested.

Deferred Stock

A promise by the Company to transfer shares of stock to a participant in the future does not itself result in taxable income to the participant. When the participant actually acquires the shares of stock, unless the shares are restricted, the participant will recognize ordinary income equal to the value of the shares at that time. If the shares delivered to the participant are restricted for tax purposes, the participant will be subject at that time to the tax consequences describe above with respect to restricted stock.

Performance-Based Awards

No special tax consequences exist with respect to the use of performance criteria. Where stock is transferred to a participant upon the satisfaction of specified performance criteria, the participant will recognize ordinary income equal to the value of the shares at that time unless the stock is restricted stock. If the shares received by the participant are shares of restricted stock, or if restrictions on previously awarded shares of restricted stock are lifted in connection with the satisfaction of performance criteria, the tax consequences discussed above with respect to restricted stock will apply.

Stock Appreciation Rights

The grant of a stock appreciation right does not itself result in taxable income, nor does taxable income result merely because a stock appreciation right becomes exercisable. Generally, if a participant exercises a stock appreciation right for shares of stock or receives payment in cancellation of a stock appreciation right, the participant will have ordinary income equal to the amount of any cash and the fair market value of any stock received.

Deferred Compensation Rules

Arrangements under the 2007 Incentive Plan may involve the payment, or commitment to pay, deferred compensation subject to special rules under the Code. Awards that are subject to but fail to comply with the formal and operational requirements of these rules will be subject to a 20% excise tax, in addition to ordinary income tax, as well as, in some cases, to interest charges. Failure to comply with these rules may also result in an acceleration of the timing of income inclusion in respect of such awards for income tax purposes. With certain exceptions, awards of restricted stock and stock options with an exercise price that can never be less than the fair market value of the common stock subject to the option at the time of grant will be exempt from these rules. Other types of awards, however, if granted, such as deferred stock awards, would have to comply.

162(m) Issues

The Code limits to $1 million the deduction a public corporation may claim in any year for compensation paid to any of its chief executive officer and four other most highly compensated named executive officers, subject to a number of exceptions. Generally, the $1 million deduction limit does not apply to certain stock option grants awarded under stockholder approval plans or to other qualifying performance-based awards. Stock options awarded under the 2007 Incentive Plan, assuming an exercise price not less than fair market value on the date of grant, are intended to be eligible for this exception. The 2007 Incentive Plan is also designed to enable the Company to grant other performance-based awards that will be exempt for purposes of the $1 million deduction limitation rule.

Golden Parachute Rules

Under the “golden parachute” provisions of the Code, the accelerated vesting of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. These tax consequences, where applicable, apply to change in control payments that exceed an individual’s “base amount,” generally, the average annual taxable compensation of the individual determined over the preceding five years. They do not apply where an individual’s total change in control payments are less than three times his or her base amount. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the 2007 Incentive Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

Company Deductions

Generally, a deduction will be available to the Company for any ordinary compensation income realized by a participant under an award. The deduction will be available in the same year as that in which the participant realizes income for income tax purposes.

Generally, the Company is not entitled to a deduction for any dividends paid to its stockholders. However, if stock has been transferred under the Plan subject to a substantial risk of forfeiture, and if no effective 83(b) election has been made, dividends on the stock would be treated as deductible compensation until such time as the substantial risk of forfeiture lapses.

Information with respect to the 2007 Incentive Plan as of December 31, 2007

Equity Compensation Plan Information

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities to	Exercise of	Under Compensation
	be Issued upon Exercise	Outstanding	Plans (Excluding
	of Outstanding Options,	Options, Warrants	Securities Related
Plan Category	Warrants and Rights	and Rights	in (a))

Equity compensation plans approved by security holders	1,335,184	$5.00	1,348,771
Equity compensation plans not approved by security holders	—	—	—
Total	1,335,184	$5.00	1,348,771

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2007 INCENTIVE PLAN

STOCKHOLDER PROPOSALS

Any proposal which a stockholder intends to present in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 at our next Annual Meeting of Stockholders to be held in 2009 must be received by us on or before March 20, 2009 but not before February 18, 2009. Only proper proposals under Rule 14a-8 which are timely received will be included in the Proxy Statement in 2009.

OTHER MATTERS

Expenses of Solicitation

We will bear the cost of soliciting proxies in the accompanying form. In addition to the use of the mails, proxies may also be solicited by our directors, officers or other employees, personally or by telephone, facsimile or email, none of whom will be compensated separately for these solicitation activities.

Miscellaneous

Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.

Annual Report

Accompanying this Proxy Statement is a letter of transmittal from our Chief Executive Officer, along with a copy of our Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2007 filed with the SEC. These accompanying materials constitute our annual report to stockholders. Copies of our Annual Report on Form 10-K along with all exhibits are available without charge. Stockholders who would like such copies should direct their requests in writing to: RXi Pharmaceuticals Corporation, 60 Prescott Street, Worcester, Massachusetts, 01605, Attn: Corporate Secretary.

By Order of the Board of Directors

Stephen J. DiPalma
Corporate Secretary

June 16, 2008

Annex A

RXi Pharmaceuticals Corporation

2007 INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares.  A maximum of 3,750,000 shares of Stock may be delivered in satisfaction of Awards under the Plan. The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the preceding sentence, be determined net of shares of Stock withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award. The limits set forth in this Section 4(a) shall be construed to comply with Section 422. To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

(b) Type of Shares.  Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits.  The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be the total number of shares then available under the Plan. The maximum number of shares subject to other Awards granted to any person in any calendar year will be the total number of shares available under the Plan. The foregoing provisions will be construed in a manner consistent with Section 162(m).

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates; provided, that, subject to such express exceptions, if any, as the Administrator may establish, eligibility shall be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions.  The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan.  No Awards may be made after the tenth anniversary of the date that this Plan is first adopted by the Board of Directors of the Company, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability.  Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit Awards other than ISOs to be transferred by gift, subject to such limitations as the Administrator may impose.

(4) Vesting, Etc.  The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply: immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate; and

(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award or are otherwise determined by the Administrator to constitute cause.

(5) Taxes.  The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6) Dividend Equivalents, Etc.  The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A.

(7) Rights Limited.  Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(8) Section 162(m).  This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be granted after the first meeting of the stockholders of the Company held in 2012 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(9) Coordination with Other Plans.  Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(10) Section 409A.  Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements.

(11) Certain Requirements of Corporate Law.  Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise.  Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price.  The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. No such Award, once granted, may be repriced other than in accordance with the applicable stockholder approval requirements of Nasdaq. Fair market value shall be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

(3) Payment Of Exercise Price.  Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term.  Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc.  Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

(1) Assumption or Substitution.  If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards.  If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator shall not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.

(3) Acceleration of Certain Awards.  If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award requiring exercise will become fully exercisable, and the delivery of any shares of Stock remaining deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction; provided, that to the extent acceleration pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award shall not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.

(4) Termination of Awards Upon Consummation of Covered Transaction.  Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than Stock; and (iii) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below).

(5) Additional Limitations.  Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions With Respect to Stock

(1) Basic Adjustment Provisions.  In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments.  The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms.  References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial.  By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability.  Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”:  The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”:  Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code, except that in determining eligibility for the grant of a Stock Option or SAR by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply but any such change shall not be effective for twelve (12) months.

“Award”:  Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Cash Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”:  The Board of Directors of the Company.

“Cash Award”:  An Award denominated in cash.

“Code”:  The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”:  The Compensation Committee of the Board.

“Company”:  RXi Pharmaceuticals Corporation.

“Covered Transaction”:  Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Employee”:  Any person who is employed by the Company or an Affiliate.

“Employment”:  A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“ISO”:  A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”:  A person who is granted an Award under the Plan.

“Performance Award”:  An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”:  Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”:  The RXi Pharmaceuticals Corporation 2007 Incentive Plan as from time to time amended and in effect.

“Restricted Stock”:  Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”:  A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”:  A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”:  Section 409A of the Code.

“Section 422”:  Section 422 of the Code.

“Section 162(m)”:  Section 162(m) of the Code.

“Stock”:  Common Stock of the Company, par value $0.0001 per share.

“Stock Option”:  An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”:  An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”:  Stock not subject to any restrictions under the terms of the Award.

PROXY
60 Prescott Street, Worcester, Massachusetts 01605
Annual Meeting of Stockholders
The undersigned stockholder of RXi Pharmaceuticals Corporation (the “Company”) hereby revokes all prior proxies and constitutes and appoints Tod M. Woolf, PhD., and Stephen J. DiPalma, or either one of them, each with full power of substitution, to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company’s offices at 60 Prescott Street, Worcester, Massachusetts 01605, on Friday, July 18, 2008, at 10:00 a.m., local time, or at any postponement or adjournment thereof (the “Annual Meeting”), upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated June 16, 2008, the receipt of which is acknowledged, in the manner specified below:
I.	Election of Directors. On the proposal to elect as directors the following nominees for Class I directors to serve until the 2011 Annual Meeting of Stockholders of the Company and until their respective successors are duly elected and qualified:

Tod M. Woolf, PhD.	For ☐	Withhold Authority ☐
II.	Appointment of Independent Registered Public Accounting Firm. On the proposal to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008:

For ☐	Against ☐	Abstain ☐
III.	Amendment to the 2007 Incentive Plan. On the proposal to amend the 2007 Incentive Plan:

For ☐	Against ☐	Abstain ☐
This Proxy, if properly executed and returned prior to the Annual Meeting, will be voted in the manner directed above. If no direction is made, this Proxy will be voted “FOR” Proposals I, II and III and with discretionary authority on all other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Please sign this Proxy exactly as your name appears on your stock certificate and date it below. Where shares are held jointly, each stockholder must sign. When signing as executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign using the full corporate name by president or other authorized officer, indicating the officer’s title. If a partnership, please sign in the partnership’s name by an authorized person.
Shares Held:

Signature of Stockholder	Signature of Stockholder (if held jointly)

Dated:	, 2008	Dated:	, 2008

THIS PROXY IS SOLICITED ON BEHALF OF RXI PHARMACEUTICALS CORPORATION’S BOARD OF
DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.